Exhibit 10.1
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (“Agreement”) is made by and between Enstar (US) Inc., a Delaware corporation (the “Company”), and Nazar Alobaidat (“Executive”). The Company is a subsidiary of Enstar Group Limited (collectively, with its subsidiaries, “Enstar”).
1.    Employment Period. The Company hereby continues to employ Executive for the period commencing on the date Executive signs this Agreement (the “Effective Date”) and ending on the date that Executive's employment with the Company terminates (“Termination Date”) pursuant to the provisions of this Agreement (“Employment Period”). This Agreement shall amend and restate in its entirety the current employment agreement between Executive and the Company dated as of September 9, 2016 (the “Original Agreement”) and shall expire, except for its surviving terms, on the Termination Date.
2.    Terms of Employment.
(a)    Position and Duties. During the Employment Period, Executive shall serve as Enstar’s Chief Investment Officer, with such duties, authority and responsibilities as are commensurate with such position and assigned by the Company and/or Enstar. During the Employment Period, Executive shall faithfully perform all of the duties and responsibilities for the position and shall devote his best efforts and full business time and attention to the business of Enstar. Executive shall directly report to Enstar’s Chief Executive Officer (“CEO”). Executive will principally work on a remote basis from his home in New Jersey, although it is understood that Executive may be required to work from or visit other offices and locations from time to time and that Executive’s position will require travel. Notwithstanding the foregoing, Executive may devote reasonable time to other professional activities, including without limitation participation in committees, professional associations, and board memberships, in each case so long as such activities are in accordance with the Code of Conduct and approved in advance in writing by Enstar’s CEO or the CEO’s designee.
(b)    Compensation.
(i)    Base Salary. During the Employment Period, Executive shall receive a base salary (“Base Salary”), initially effective April 1, 2023, at an annualized rate of $650,000, payable in accordance with the Company’s standard payroll practices in effect from time to time (the Company currently has 26 pay periods in a year) and subject to applicable deductions and withholdings. Executive acknowledges that he is an exempt employee and, accordingly, that he is not entitled to overtime pay regardless of the number of hours required to complete his duties hereunder. The Base Salary of Executive will be reviewed from time to time in accordance with the established procedures of the Company and/or Enstar for adjusting salaries for similarly situated employees and may be increased in the sole discretion of the Company and/or Enstar but not decreased without Executive’s consent. The Company’s annual salary review is currently conducted prior to April 30th of each year. If that schedule continues, Executive will first be eligible for a merit increase, if any, on or before April 30, 2024.
(ii)    Performance Bonus Plan. During the Employment Period, Executive will be eligible to participate in the Enstar annual discretionary performance bonus program in effect from time to time at a level commensurate with his position and in accordance with the policies and practices of Enstar in its sole discretion. The annual discretionary performance bonus program is administered by the Enstar Compensation Committee and subject to its discretionary review and approval each year, and therefore Enstar can only provide guidance that it expects Executive’s eligibility for future awards, beginning with respect to performance year 2023 (payable in calendar year 2024), to be based on a

“target” of one hundred twenty-five percent (125%) of Base Salary, which awards shall be assessed pursuant to Enstar financial performance objectives and individual performance objectives to be established by the Enstar Compensation Committee in its discretion. In all cases, actual bonus awards received, if any, are subject to vary. Payment of the performance bonus under the bonus program, if any, is not a wage, and is not earned or accrued or payable, until the date that it is actually tendered to Executive. Receipt of a bonus in one year does not guarantee a bonus in any other year. If awarded, any performance bonus shall be payable at such time as the Company pays annual bonuses generally to its employees, but in no event later than April 30th of the year following the year to which the performance bonus relates; provided, however, that the accrual and payment of any performance bonus is conditioned upon Executive being employed through the end of the applicable calendar year and, as of the date of payment, Executive (A) not having been previously terminated for Cause (as defined herein) and (B) not having received notice of a termination for Cause where such Cause is not subsequently cured.
(iii)    Annual Equity Incentives. During the Employment Period, Executive shall be eligible to continue to participate in the Enstar long-term incentive program in effect from time to time at a level commensurate with his position and in accordance with the policies and practices of Enstar. The long-term incentive program is administered by the Enstar Compensation Committee and subject to its discretionary review and approval each year, and therefore Enstar can only provide guidance that it expects Executive’s eligibility for future awards to be based on one-hundred percent (100%) of Base Salary annually, with the awards expected to be comprised of a combination of Restricted Stock Units (“RSUs”) pursuant to the terms and conditions of Enstar’s Amended and Restated 2016 Equity Incentive Plan (or any successor plan) (the “Equity Incentive Plan”) and approved forms of RSU award agreements, and Performance Stock Units (“PSUs”) pursuant to the terms and conditions of the Equity Incentive Plan and approved forms of PSU award agreements, in the proportion established by the Enstar Compensation Committee (which proportion is currently thirty percent (30%) RSUs and seventy percent (70%) PSUs, but is subject to change from time to time).
(iv)    Employee Benefit Plans. During the Employment Period, Executive shall be eligible to continue to participate in the Company’s group health and welfare insurance programs. These benefits are subject to change, with advance notice to Executive as required by law, in the Company’s discretion.
(v)    401(k) Plan. During the Employment Period, Executive shall be eligible to participate in the Company’s 401(k) plan (subject to plan eligibility requirements), as such plan is amended from time to time in the Company’s discretion. If Executive elects to participate in the Company’s 401(k) plan, and such plan provides for employee matching contributions during his participation, the Company will make matching contributions, in accordance with the terms of the Company’s plan then in effect. Enrollment elections will become effective as soon as administratively feasible.
(vi)    Paid Time Off. During the Employment Period, Executive shall be entitled to thirty (30) business days of paid time off (“PTO”) per calendar year in accordance with the Company’s PTO policy, as may be amended from time to time.
(vii)    Expenses. The Company shall reimburse Executive for reasonable business expenses incurred in the performance of his duties in accordance with the Company’s expense reimbursement guidelines, as may be amended from time to time.
(viii)    Deductions and Withholding. The Company shall deduct and withhold from any salary, benefits, and other compensation payable to Executive all federal, state, local, and other taxes and all other amounts as required by applicable law, rule or regulation.
(c)    Policies and Procedures. The employment relationship between the parties shall be governed by the general employment practices, policies, and procedures of Enstar, and Executive agrees to comply with all of Enstar’s practices, policies, and procedures in effect and made available to him from time to time.
3.    Other Activities.
(a)    Activities. During the Employment Period, Executive shall not, without the prior written consent of the Company in its sole discretion as signed by a duly authorized officer of the Company, (i) engage in any employment other than with the Company, (ii) solicit the business of any client or customer of Enstar other than on behalf of the Company, and/or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that does or may be expected to interfere with the obligations of Executive under this Agreement or that might create a conflict of interest with Enstar.
(b)    No Conflict. Executive represents and warrants that his execution of this Agreement, his employment with the Company, and the performance of his duties under this Agreement has not violated and will not violate any obligations he may have to any former employer or other person or entity, including any obligations with respect to proprietary or confidential information of any such employer or other person or entity or with respect to non-competition or non-solicitation. By signing this Agreement, Executive confirms that he has not used or disclosed and that he will not use or disclose, for any purpose whatsoever, any confidential, proprietary, or trade secret information belonging to any former employer or other person or entity.
4.    Confidentiality Agreement and Intellectual Property. On or about the date his employment commenced, Executive signed the Company’s standard confidentiality agreement (the “Confidentiality Agreement”) in connection with initially being hired by the Company and such agreement shall remain in effect notwithstanding any other provision of this Agreement. Executive agrees to cooperate fully with Enstar, both during and after his employment with the Company, with respect to the procurement, maintenance, and enforcement of intellectual property rights in Enstar-related developments. Executive agrees to sign, both during and after the Employment Period, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which Enstar may deem necessary or desirable in order to protect its rights and interests in any Enstar-related development. If the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-related development. Executive hereby waives and irrevocably quitclaims to the Company or its designee any and all claims, of any nature whatsoever, which he now or hereafter has for infringement of any and all proprietary rights assigned to the Company or such designee.
5.    At-Will Employment; Termination without Cause by the Company.
(a)    At-Will Employment. The employment of Executive shall be “at-will” at all times hereunder, meaning that either the Company or Executive may terminate Executive’s employment at any time or for any reason, with or without Cause or with or without Good Reason, and subject only to applicable “notice” and severance provisions of this Section 5 and Section 6, notwithstanding any provision to the contrary contained in or arising from any statements, policies, or practices of the Company relating to the employment, discipline, or termination of its employees. This at-will employment relationship cannot be changed except in writing signed by Executive and a duly authorized officer of the Company other than Executive.
(b)    Termination without Cause by the Company. The Company may unilaterally terminate the employment of Executive without Cause, as defined in Section 7 immediately upon written notice. If Executive’s employment is terminated by the Company without Cause, then subject to

Executive’s signing (and non-revocation) of a separation agreement containing a plenary release of all claims in a form acceptable to the Company (a “Release”) within twenty-one (21) days of the Termination Date (or such shorter period as required by such Release), Executive shall be entitled to receive, in addition to all earned compensation through his Termination Date, the following without duplication (collectively, the “Severance Benefits”):
(i)    the greater of (A) salary continuation at Executive’s then-current base salary for twelve (12) months after the Termination Date or (B) payment of severance under the Enstar US Severance Plan existing at the time of Termination Date;
(ii)    a lump sum cash amount equal to Executive’s target bonus opportunity under the annual performance bonus program for the year in which Executive’s employment is terminated, pro-rated based on the ratio of the number of days of employment completed in the performance year through and including the Termination Date to the total number of days in the performance year; and
(iii)    subject to timely election and eligibility, Company-paid COBRA-continuation coverage for Executive and any eligible dependents for a period of up to 12 months after the Termination Date, at the same or substantially same coverage levels available during the last ninety (90) days of Executive’s active employment with the Company.
Notwithstanding the foregoing, all Severance Benefits not yet paid by March 15 of the calendar year following the Termination Date shall be paid in a lump sum on such March 15 or the first business day prior thereto. If Executive is terminated without Cause, any and all RSUs and PSUs awarded to Executive prior to the Termination Date shall be treated pursuant to the terms of the Equity Incentive Plan and the applicable award agreements thereunder.
6.    Termination by Executive.
(a)    Resignation with Good Reason. Executive may terminate his employment with the Company with Good Reason, as defined in Section 6(c), by notifying the Company in writing within thirty (30) days after the initial existence of the event giving rise to Good Reason that Executive intends to terminate his employment with Good Reason, and if such Good Reason is not cured within thirty (30) days of such written notice to the Company (the “Cure Period”), by actually terminating employment no earlier than sixty (60) calendar days after the Cure Period ends (the “Good Reason Notice Period”), during which period, Executive shall continue to fulfill his obligations under this Agreement and assist with the transition of Executive’s duties. The Company shall have the option, in its sole discretion to ask the Executive to cease performing duties at any time prior to the end of the Good Reason Notice Period; provided, however, that should the Company exercise this option such exercise shall not be deemed a termination by the Company without Cause or an event giving rise to Good Reason. In the event Executive resigns for Good Reason, subject to Executive’s signing (and non-revocation) of a Release within twenty-one (21) days of the Termination Date (or such shorter period as required by such Release), Executive shall be entitled to receive the Severance Benefits, and any and all RSUs and PSUs awarded to Executive prior to the Termination Date shall be treated pursuant to the terms of the Equity Incentive Plan and the applicable award agreements thereunder.
(b)    Resignation without Good Reason. Executive may terminate his employment with the Company at any time without Good Reason by providing six (6) months’ advance written notice to the Company (“Non-Good Reason Notice Period”). In the event of a resignation without Good Reason, Executive shall be entitled only to compensation and benefits earned and accrued up to and through the Termination Date. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such Non-Good Reason Notice Period. For clarity, should the Company exercise the option described in the foregoing sentence, such exercise shall not be deemed a termination by the Company without Cause or an event giving rise to Good Reason. For clarity, this Section 6(b) is subject to Section 7(a), such that if Executive is terminated for Cause during the Non-Good Reason Notice Period, the terms of Section 7(a) hereof shall control.
(c)    Good Reason. For purposes of this Agreement, “Good Reason” means any of the following without Executive’s consent, and subject to the cure period in Section 6(a) above:
(i)    Material diminution in Executive’s title, duties or authority inconsistent with Executive’s position;
(ii)    No longer permitting Executive to work primarily remotely, other than relocating Executive’s principal place of employment to an office that is no more than a 90-minute commute from Executive’s residence at the Effective Date if Executive’s physical attendance is regularly required at such place, and except for required travel on Company business to an extent substantially consistent with Executive’s business travel obligations as of the date of relocation; or
(iii)    Any other action or inaction by Enstar that constitutes a material breach of the material terms and provisions of this Agreement or any other material agreement between Executive and Enstar.
(d)    New Equity Awards. Notwithstanding anything in this Agreement to the contrary, Executive shall not be entitled to receive any new equity incentive awards following his delivery of notice to the Company that he is resigning for Good Reason or that he is resigning without Good Reason.
7.    Other Terminations of Employment.
(a)    Termination for Cause. The Company may immediately terminate the employment of Executive for Cause upon the occurrence of any of the following events (each a “Cause”):
(i)    Conviction or plea to a felony or a crime involving fraud or misrepresentation;
(ii)    Indictment for a felony or a crime involving fraud, misrepresentation, or misconduct; provided, however, that in the event Executive is subsequently acquitted of such crime or the indictment is subsequently dismissed, any prior termination of Executive solely pursuant to this clause (ii) shall be treated as a termination without Cause;
(iii)    Failure by Executive to follow lawful instructions from Executive’s supervisor or the Board of Directors of the Company or Enstar following a reasonable opportunity to cure, if curable, within a time frame determined by the Company, but no less than twenty (20) days from such notice;
(iv)    Failure to perform Executive’s duties hereunder following written notice and a reasonable opportunity to cure, if curable, within a time frame determined by the Company, but no less than twenty (20) days from such notice;
(v)    Material gross neglect by Executive in the performance of his duties hereunder following written notice and a reasonable opportunity to cure, if curable, not to exceed twenty (20) days from such notice;
(vi)    Fraud or dishonesty in connection with the Executive’s employment or the performance of his duties;
(vii)    Breach of fiduciary duty related to the business or affairs of the Company or Enstar;

(viii)    Executive’s material breach of any written agreement with the Company or Enstar, including this Agreement and the Confidentiality Agreement, following written notice and a reasonable opportunity to cure, if curable, not to exceed twenty (20) days from such notice; or
(ix)    Willful misconduct that the Company reasonably believes to be materially harmful to the business, interests, or reputation of Enstar, including any material violation of any Enstar written policy; provided, however, that any right to cure hereunder shall not be applicable to two or more of the same or similar or related breaches, acts, or omissions.
In the event of a termination for Cause, the Company shall pay to Executive only the compensation to which Executive is entitled up through the Termination Date, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease. For clarity, Executive shall not be entitled to Severance Benefits in the event of a termination for Cause.
(b)    By Death. The employment of Executive shall terminate automatically upon Executive’s death. The Company shall pay and provide to Executive’s beneficiaries or estate, as appropriate, any compensation to which Executive would have been entitled up through the date of death, and any and all RSUs and PSUs awarded to Executive prior to his death shall be treated pursuant to the terms of the Equity Incentive Plan and the applicable award agreements thereunder. Thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of the heirs or devisees of Executive to the benefits of any life insurance plan or policy or other applicable benefits. For clarity, Executive shall not be entitled to Severance Benefits in the event of a termination pursuant to this Section.
(c)    By Disability. If Executive becomes eligible for the long term disability benefits of the Company or if, in the reasonable opinion of the Board of Directors of the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and twenty (120) days in any twelve (12) month period, then, to the extent not prohibited by law, the Company may terminate Executive’s employment. If the Company so terminates Executive’s employment, the Company shall pay and provide to Executive (i) all compensation to which Executive is entitled up through the Termination Date, (ii) salary continuation at Executive’s then-current base salary for six (6) months after the Termination Date minus any disability payments received by Executive from disability insurance policies paid for by the Company, and (iii) a lump sum cash amount equal to Executive’s target bonus opportunity under the annual performance bonus program for the year in which Executive’s employment is terminated, pro-rated based on the ratio of the number of days of employment completed in the performance year through and including the Termination Date to the total number of days in the performance year. Notwithstanding the foregoing, all such disability payments not yet paid by March 15 of the calendar year following the Termination Date shall be paid in a lump sum on such March 15 or the first business day prior thereto. In addition, upon termination of Executive’s employment pursuant to this Section, any and all RSUs and PSUs awarded to Executive prior to the Termination Date shall be treated pursuant to the terms of the Equity Incentive Plan and the applicable award agreements thereunder. Thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect Executive’s rights under any disability plan or other applicable benefit plans or policies in which Executive is a participant. For clarity, Executive shall not be entitled to Severance Benefits in the event of a termination pursuant to this Section.
(d)    Termination without Cause or Resignation with Good Reason following Change in Control. If there should be a Change in Control (as defined in the Equity Incentive Plan), and on or within 12 months thereafter either: (i) Executive’s employment is terminated without Cause or (ii) Executive terminates his employment for Good Reason, then subject to Executive’s signing (and non-revocation) of a Release within twenty-one (21) days of the Termination Date (or such shorter period as required by such Release) and in lieu of any Severance Benefits to which Executive may have been entitled to receive under Section 5(b) or Section 6(a), Executive shall be entitled to receive in addition to all earned compensation through his Termination Date, the following without duplication of amounts paid or benefits provided hereunder or otherwise in connection with the Change of Control (collectively, the “Change in Control Severance Benefits”):
(i)    the greater of (A) salary continuation at Executive’s then-current base salary for eighteen (18) months after the Termination Date or (B) payment of severance under the Enstar US Severance Plan existing at the time of Termination Date;
(ii)    a lump sum cash amount equal to Executive’s target bonus opportunity under the annual performance bonus program for the year in which Executive’s employment is terminated, pro-rated based on the ratio of the number of days of employment completed in the performance year through and including the Termination Date to the total number of days in the performance year; and
(iii)    subject to timely election and eligibility, Company-paid COBRA-continuation coverage for Executive and any eligible dependents for a period of up to 12 months after the Termination Date, at the same or substantially same coverage levels available during the last ninety (90) days of Executive’s active employment with the Company.
Notwithstanding the foregoing, all Change in Control Severance Benefits not yet paid by March 15 of the calendar year following the Termination Date shall be paid in a lump sum on such March 15 or the first business day prior thereto. Any and all RSUs and PSUs awarded to Executive prior to the Termination Date shall be treated pursuant to the terms of the Equity Incentive Plan and the applicable award agreements thereunder.
8.    Return of Property. Upon termination of employment with the Company, Executive agrees to promptly return to the Company and not retain any and all property, equipment, documents, data, and materials of Enstar of any kind in the possession and/or control of Executive.
9.    Cooperation in Pending Work. Following any termination of Executive’s employment (or, during any notice period, if applicable), Executive shall reasonably cooperate with the Company and/or Enstar in all matters relating to the winding up of pending work on behalf of the Company and/or Enstar and the orderly transfer of work to other employees or contractors of the Company and/or Enstar. Executive shall also reasonably cooperate, at all times during and after Executive’s employment, in the defense of any action brought by any third party against the Company and/or Enstar that relates in any manner to Executive’s acts or omissions while employed by the Company or which concerns matters about which Executive has knowledge. The Company’s request for cooperation pursuant to this Section shall take into consideration Executive’s personal and business commitments and the amount of notice provided to Executive.  Except for any cooperation that occurs during an applicable notice period, the Company will reimburse Executive, in accordance with Company policy, for reasonable expenses and reasonable and necessary attorneys’ fees incurred as a result of Executive’s cooperation pursuant to this Section.
10.    Non-Solicitation. During the term of his employment with the Company and for a period of twelve (12) months immediately after the date his employment terminates for any reason (the “Non-Solicitation Period”), Executive agrees that Executive will not, directly or indirectly, (i) call upon, solicit, divert, or take away any of the clients, business, or business partners of the Company, or request or cause any of the above to abandon, cancel or terminate any part of their relationship with Enstar, or (ii) solicit, entice, or attempt to persuade any employee, agent, consultant, or independent contractor of Enstar to leave the service of such company for any reason or take any other action that may cause any such individual to terminate his relationship with Enstar.
11.    Non-Competition. During the term of his employment with the Company and for a period of twelve (12) months immediately after the date his employment terminates by reason of termination for Cause by the Company or by reason of resignation by the Executive without Good Reason (the “Restriction Period”), Executive shall not, without the prior written permission of the Enstar Board, directly or indirectly engage in any Competitive Activity. The term “Competitive Activity” shall mean (i) entering the employ of, or rendering services to, any person, firm or corporation engaged in the insurance run-off business and/or the reinsurance run-off business (hereinafter defined as the “Business”); (ii) engaging in the Business for Executive’s own account or becoming interested in any such Business, directly or indirectly, as an individual, partner, shareholder, member, director, officer, principal, agent, employee, trustee, consultant, or in any other similar capacity; provided, however, nothing in this Section 11 shall prohibit Executive from owning, solely as a passive investment, 5% or less of the total outstanding securities of a publicly-held company. For the avoidance of doubt, the provisions of this Section 11 shall not apply in the event Executive’s employment with the Company is terminated without Cause or due to resignation with Good Reason. For the avoidance of doubt, nothing in this Section 11 shall prevent Executive from becoming employed during the Restriction Period with an insurance company that is not engaged in insurance run-off business or reinsurance run-off business.
12.    Injunctive Relief. Executive acknowledges that the remedy at law for any Executive breach or threatened breach of Sections 4, 8, 9, 10 or 11 this Agreement will be inadequate, and accordingly that the Company, in addition to all other available remedies (including without limitation seeking such damages as it has sustained by reason of such breach), shall be entitled, notwithstanding Section 13 hereof, to seek injunctive or any other appropriate form of equitable relief in a court of competent jurisdiction without being required to post a bond. Executive agrees and acknowledges that the Non-Solicitation Period and Restriction Period, respectively, shall be extended for one extra day for each day in which Executive is in breach of Sections 10 or 11, respectively.
13.    Alternative Dispute Resolution.
(a)    Arbitrable Claims. To ensure the rapid, economical, and private resolution of any disputes which may arise concerning the relationship between Executive and the Company, the parties hereby agree that any and all disputes, claims or controversies (collectively “disputes”) in any manner arising out of or relating to or in connection with Executive’s employment or termination of employment with the Company, including but not limited to any matter arising from or related to this Agreement or any breach, termination, enforcement, interpretation, or validity thereof (“Arbitrable Claims”), shall be resolved to the fullest extent not prohibited by law by final and binding arbitration administered by the American Arbitration Association or its successor (“AAA”) pursuant to its then applicable employment arbitration rules and procedures (“AAA Rules”); provided, however, that notwithstanding the foregoing or any contrary provision of this Agreement, this arbitration provision shall not be applicable to any dispute relating to (i) any of the ownership or scope or validity or enforceability of any patent, copyright, trade mark, trade secret or other intellectual property or intellectual property rights or the infringement or misappropriation or violation thereof or (ii) any demand for injunctive relief pursuant to Section 12 of this Agreement. Subject to the foregoing proviso, Arbitrable Claims shall include without limitation claims for breach of contract (express or implied), tort of any kind, employment discrimination (including harassment), as well as all claims based on any federal, state, or local law, statute, or regulation, including claims for employment discrimination or retaliation, which include, by way of example only, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and any other similar federal laws or their comparable state or local counterparts.
(b)    Arbitration Procedures. The arbitration of Arbitrable Claims shall be in accordance with the AAA Rules and shall take place in New York, New York before a single neutral arbitrator, unless otherwise agreed by the parties. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Executive shall have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; (ii) have the authority to award attorneys’ fees and costs to the prevailing party in any dispute submitted to arbitration; and (iii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. Either party may bring an action in court to compel arbitration under this Agreement, to enforce an arbitration award or to obtain temporary injunctive relief pending a judgment based on the arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any manner related to any Arbitrable Claim. The Federal Arbitration Act shall govern the interpretation and enforcement of this provision.
(c)    Class Arbitration Waiver. Any arbitration will be conducted and resolved on an individual basis and not a class-wide, multiple plaintiff, or similar basis. Any arbitration will not be consolidated with any other arbitration proceeding involving any other person.
14.    Compliance with Section 409A of the Internal Revenue Code. Notwithstanding anything herein to the contrary:
(a)    As determined by the Company, to the extent any provision herein constitutes a “nonqualified deferred compensation plan” under Section 409A(d)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), which provides for the payment of compensation provides to Executive upon his “separation from service” under Section 409A(a)(2)(A)(i) of the Code, and Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code, then any such compensation or benefit otherwise payable to Executive shall be suspended and not be paid to Executive until the date that is six (6) months after the date of his separation from service and any amounts suspended during such six (6)-month period shall be paid once benefits commence. The right to any series of installment payments hereunder shall be treated for purposes of Section 409A of the Code as a right to a series of separate payments.
(b)    The provisions herein, and plans and arrangements referenced hereunder, are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and may be limited, construed, and interpreted in accordance with such intent. References in this Agreement to “termination of employment” or word to similar effect shall mean a “separation from service” as defined in final regulations promulgated under Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) any provision hereunder that is inconsistent with Section 409A of the Code may be deemed to be amended to comply with Section 409A of the Code, and to the extent such provision cannot be amended to comply therewith, such provision may be null and void, and (ii) neither the Company, Enstar, any of their affiliates, or any person acting on any of their behalf shall be liable to Executive or any other person by reason of any acceleration of income or any additional tax (including any interest or penalties) asserted by reason of the failure of any payments or benefits to comply with or be exempt from Section 409A of the Code.
(c)    To the extent Executive is entitled to receive taxable reimbursements and/or in-kind benefits, the following provisions apply: (i) Executive shall receive such reimbursements and benefits for the period set forth in this Agreement and, if no such period is specified, Executive shall receive such reimbursements and benefits for the term of this Agreement, (ii) the amount of such reimbursements and benefits Executive receives in one year shall not affect amounts provided in any other year, (iii) such reimbursements must be made by the last day of the year following the year in which the expense was incurred, and (iv) such reimbursements and benefits may not be liquidated or exchanged for any other reimbursement or benefit.
(d)    No acceleration of any payment, including separation payments, shall be permitted if such acceleration would result in Executive being taxed under Section 409A of the Code.
15.    Section 280G of the Code. If any payment or benefit due under this Agreement, together with all other payments and benefits that Executive receives or is entitled to receive from the

Company, Enstar, or any of their subsidiaries, affiliates, or related entities, would (if paid or provided) constitute an “excess parachute payment” for purposes of Section 280G of the Code, the amounts otherwise payable and benefits otherwise due under this Agreement will either (i) be delivered in full, or (ii) be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the excise tax imposed under Section 4999 of the Code, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the excise tax imposed under Section 4999 of the Code. In the event that the payments and/or benefits are to be reduced pursuant to this Section 14, such payments and benefits shall be reduced such that the reduction of cash compensation to be provided to Executive as a result of this Section 14 is minimized. Notwithstanding the immediately preceding sentence, in applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. All determinations required to be made under this Section 14 shall be made by the Company’s independent public accounting firm or by another advisor mutually agreed to by the parties.
16.    Indemnification. Company shall indemnify and defend Executive against all claims arising out of Executive’s activities as an officer or employee of Company or its affiliates to the fullest extent permitted by law and under Company’s organizational documents, except that the Company shall not indemnify and defend Executive against any claims brought against Executive by the Company, Enstar, or any of their affiliates. During Executive’s employment and for six (6) years following the end of Executive’s employment, Executive shall be entitled to be covered by a policy of directors’ and officers’ liability insurance on commercially reasonable terms sufficient to cover the risk to Executive that would reasonably be expected to result from his activities as an officer or employee of the Company or its affiliates as aforesaid and a copy of the policy shall be provided to Executive upon his request from time to time. At the request of the Company, Executive shall, during and after Executive’s employment with the Company, render reasonable assistance to the Company in connection with any litigation or other proceeding involving the Company or any of its affiliates, unless precluded from so doing by law. The Company shall provide reasonable compensation to Executive for such assistance rendered after Executive’s employment ceases and will reimburse Executive for reasonable attorneys’ fees incurred as a result of Executive’s requested assistance pursuant to this Section.
17.    Clawback Right. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company or Enstar that is subject to recovery under any law, government regulation, stock exchange listing requirement, or Enstar policy approved by the Enstar or Company board and notified to Executive, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement, or Enstar policy.
18.    General Provisions.
(a)    Entire Agreement. This Agreement (inclusive of the Confidentiality Agreement) is the entire and final agreement and understanding of the parties relating to the subject matter hereof and shall supersede all prior or other current negotiations, agreements, representations, warranties, and understandings, whether written or oral, between the parties or any subsidiaries or other affiliates of a party, including, but not limited to, the Original Agreement.
(b)    Assignment; Binding Effect. This Agreement is a personal services contract, and neither this Agreement nor any rights or obligations hereunder may be assigned or transferred or delegated or otherwise disposed of by Executive without the prior written consent of the Company, which may be withheld in its sole discretion, and any purported assignment or transfer or delegation or other disposition by Executive without such consent shall be null and void. Executive acknowledges and agrees that the Company has the right and power to assign or transfer or delegate or otherwise dispose of this Agreement or any rights or obligations hereunder in its sole discretion and in whole or in part, whether by merger, consolidation, reorganization, sale or other transfer or disposition of assets or stock or operation of law or otherwise, and specifically including to any other member or affiliate of Enstar. Subject to the foregoing restrictions on Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives, successors and permitted assigns of Executive. Other than Enstar, which is a third-party beneficiary of this Agreement, there are no intended third-party beneficiaries under this Agreement.
(c)    Amendments, Waivers. This Agreement or any provision hereof may not be amended except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive. Any waiver of any provision of this Agreement must be in writing and executed by the party waiving such provision. The waiver of a party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.
(d)    Severability. If any provision of this Agreement shall be held by a court or arbitrator of competent jurisdiction to be invalid or unenforceable or void, such provision shall be enforced to the fullest extent not prohibited by law and shall be revised to the extent necessary to make such provision a valid and enforceable and legal provision consistent with the original intent and/or economic effect of such provision, and the remaining provisions hereof will remain in full force and effect. In addition, if any one or more provisions contained in this Agreement shall be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting or reducing it, so as to be enforceable under applicable law, and the parties agree that any presiding court or arbitrator shall be requested to do so.
(e)    Governing Law. This Agreement and all matters arising out of or relating to or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without application of conflict of law rules, subject to the application of the Federal Arbitration Act.
(f)    Notices. Any notice, request, demand, or other communication required or permitted hereunder shall be in writing, shall reference this Agreement, and shall be deemed to be properly given: (i) when delivered personally, by courier, or by e-mail or (ii) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid. All notices shall be sent to the respective addresses set forth in the signature page of this Agreement. Any party may change its notice address or e-mail address by notifying the other party of such change in compliance with this Section.
(g)    Representations. Each party represents and warrants that such party has the full right, power and authority to enter into, execute and deliver this Agreement and to perform its or his obligations hereunder, and that this Agreement shall constitute its or his valid and legally binding agreement enforceable in accordance with its terms.
(h)    Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude any party from asserting any other right, or seeking any other remedies, against the other party.
(i)    Interpretation. When the context requires, the plural shall include the singular and the singular the plural; and any gender reference shall include any other gender or the absence of gender. All references to “including” or “includes” or any variation thereof shall be deemed to include the terms “without limitation”. The words “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole. To the extent not prohibited by law, this Agreement shall not be construed against the drafter. Section headings are not part of this Agreement and are only for the convenience of the parties.
(j)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Facsimile or PDF signatures shall be deemed as effective as originals.
(k)    Executive Acknowledgment. Executive hereby acknowledges that he has had the opportunity to and did consult legal counsel concerning this Agreement, that he has read and understands the agreement, that he is fully aware of its legal effect, and that he has entered into the agreement freely and based on his own judgment and not on any representations or promises other than those expressly provided in this agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth below.

Enstar (US) Inc.

By: /s/ Audrey B. Taranto         Dated: June 6, 2023
Name: Audrey B. Taranto
Title: Authorized Signatory

Address:
411 Fifth Ave., 5th Floor
New York, NY 10016

Email: Notice to the email address of the General Counsel, on file with the Company

Executive:

/s/ Nazar Alobaidat        Dated: June 6, 2023
Name: Nazar Alobaidat

Address: As registered in the Company’s HR files

Email Notice: Notice to the Company-provided email address